Exhibit 99.1

                    COURT CONFIRMS THERMADYNE REORGANIZATION;
                    PLAN REDUCES LONG-TERM DEBT DRAMATICALLY

           ST. LOUIS, April 4, 2003 - Thermadyne Holdings Corporation announced that the U.S. Bankruptcy Court confirmed its reorganization plan, which will enable it to emerge from Chapter 11 as a financially and operationally strong company. The Plan, which was overwhelmingly approved by the Company's senior secured lenders and general unsecured creditors, reduces the Company's long-term debt to approximately $230 million, from the nearly $800 million in debt and $79 million in preferred stock when the Company filed for protection under Chapter 11 in November 2001.

           Karl Wyss, Thermadyne's chairman and chief executive officer, said, "This marks a major milestone for our company. This key event frees up funds for investment in our future--the skills of our people, our technology, our manufacturing capabilities, our service levels, and our marketing initiatives. We are now well positioned to move forward and capitalize fully on the strengths of our leading brands--in both current and emerging markets."

           The Plan calls for the issuance of 13.3 million shares of new common stock. Subject to a subscription offering to the Company's existing bondholders and noteholders, Thermadyne's senior secured lenders will own 94.5 percent of the stock and will continue to hold about $180 million in long-term bank debt, and the remaining 5.5 percent of Thermadyne's stock will be owned by a group of bondholders. Under the Plan, bondholders and noteholders that are accredited investors have the opportunity to purchase substantially all the new stock to be issued to the senior secured lenders, for cash, provided they elect to do so before the Company emerges from Chapter 11. Preferred and common stock outstanding before the filing for Chapter 11 protection will be cancelled.

           The Plan also provides for cash distributions to the Company's general unsecured claims, which include trade creditors, equal to the lesser of
(i) a holder's pro rata share of $7.5 million and (ii) fifty percent (50%) of such holder's claim (estimated by the Company to provide a recovery on such claims of 30% to 37% of the amount of such claims).

           The Company anticipates that the Plan will become effective in May.

           Thermadyne, headquartered in St. Louis, is a leading multinational manufacturer of cutting and welding products and accessories.

This press release contains statements that are forward-looking within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and that actual results could differ materially as a result of known and unknown risks and uncertainties, including: various regulatory issues, the outcome of the company's Chapter 11 process, general economic conditions, future trends, and other risks, uncertainties and factors disclosed in the company's most recent reports on Forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission.

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